Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form 1-A/A of our report dated May 9, 2025 relating to the financial statements which appeared in Limitless X Holdings, Inc. Annual Report on Form 10-K as of and for the years ended December 31, 2024 and 2023 and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPA’s, PLLC

The Woodlands, TX

July 7, 2025